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                                                                  Exhibit 10.41


                              ST. PAUL RE, INC.
                                195 Broadway
                          New York, New York 10007


                                                                   July 5, 2002

Michael E. Lombardozzi
40 Verplank Avenue
Stamford, CT 06902

Dear Michael:


     I am writing this letter (the "Letter Agreement") on behalf of St. Paul Re, Inc. ("SPR" or the "Company"), currently a division of The St. Paul Companies, Inc. ("SPC"), to confirm the terms and conditions of your employment with SPR or Platinum Underwriters Holding, Ltd., a Bermuda corporation and Platinum Underwriters Reinsurance, Inc., a Maryland corporation ("Platinum"), which is expected to acquire certain assets of SPR in connection with an initial public offering (the "IPO") of Platinum Underwriters Holdings, Ltd. ("Holdings").

1.   TERM OF EMPLOYMENT.

     Your employment will commence no later than August 12, 2002 (the "Effective Date") and, subject to termination as provided in Section 7, shall end on the third anniversary of the Effective Date; provided that on the third anniversary of the Effective Date and each anniversary thereafter, the term of your employment shall automatically be extended by an additional year unless the Company or you give the other party written notice, at least 30 days prior to the applicable anniversary of the Effective Date, that you or it does not want the term to be so extended. Such employment period, as extended, shall hereinafter be referred to as the "Term."

     Upon consummation of the IPO, the Company shall promptly assign all of its rights and obligations hereunder to Platinum and shall, upon such assignment, cease to be a party to this Letter Agreement (except as otherwise provided herein) and Platinum will be the sole obligor hereunder. Following assignment of this Letter Agreement to Platinum, all references herein to the "Company" shall be deemed to mean Platinum and all references to the "Board" shall be deemed to mean the Board of Directors of Platinum.

2.   TITLE AND DUTIES.

     During the Term, you will serve as Executive Vice President and General Counsel of the Company and will have such duties and responsibilities and power and authority as those normally associated with such position in public companies of a similar stature, plus any additional duties, responsibilities and/or power and authority assigned to you by, the Chief Executive Officer of the Company.

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3.   Base Salary.

     During the Term, the Company will pay you a minimum base salary (the "Base Salary") at an annual rate of $350,000 (the "Base Salary") payable in accordance with the Company's payroll practices as in effect from time to time.

4.   BONUS.

     (a) ANNUAL. During the Term, you will be entitled to receive an annual bonus (the "Annual Bonus") pursuant to the Company's annual incentive plan, with a target bonus opportunity of seventy-five percent (75%) of Base Salary (the "Target Bonus"); provided however that (i) you will be entitled to receive a minimum Annual Bonus for the calendar year 2002 in an amount equal to a pro rata portion of fifty percent (50%) of your Base Salary adjusted for the period beginning with the Effective Date ending at December 31, 2002, (ii) you will be entitled to receive a minimum Annual Bonus for the calendar year 2003 in an amount equal to fifty percent (50%) of your Base Salary and (ii) you will be entitled to receive a minimum Annual Bonus for the calendar year 2004 in an amount equal to fifty percent (50%) of your Base Salary.

     (b) SIGN-ON BONUS. On the Effective Date, the Company shall pay you a one-time cash sign-on bonus of $275,000.

5.   STOCK OPTION GRANT.

     Upon consummation of the IPO, you will be entitled to receive a stock option grant to purchase 150,000 shares of Holdings common stock (the "IPO Grant") at a price not greater than the initial offering price under the IPO and having a term of ten years. Subject to the specific terms of this Letter Agreement, the terms and conditions of your IPO Grant will provide for vesting in equal annual installments on each of the first four anniversaries of the date of the IPO Grant, provided you are then employed by SPR.

6.   TERMINATION OF EMPLOYMENT.

     (a) Resignation for Good Reason or Termination Without Cause. If you terminate your employment for Good Reason or you are terminated by the Company without Cause, you will receive, immediately upon the effectiveness of any such termination, a lump sum cash payment equal to the sum of (i) one year's Base Salary and Target Bonus, and (ii) any earned but unpaid Base Salary or other amounts (including reimbursable expenses and any vested amounts or benefits under the Company's otherwise applicable employee benefit plans or programs) accrued or owing through the date of termination, provided that you execute a release

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         substantially in the form attached hereto as Exhibit A concurrently with such payment.

     (b) TERMINATION OTHER THAN FOR GOOD REASON OR FOR CAUSE. If you terminate your employment other than for Good Reason or if your employment is terminated by the Company for Cause, you will receive no further payments, compensation or benefits under this Letter Agreement, except you will be eligible to receive, upon the effectiveness of such termination, amounts (including reimbursable expenses and any vested amounts or benefits under the Company's otherwise applicable employee benefit plans or programs) accrued or owing prior to the effectiveness of your termination.

         For purposes of this Letter Agreement, "Cause" means (i) your willful and continued failure to substantially perform your duties hereunder;
         (ii) your conviction of, or plea of guilty or NOLO CONTENDERE to, a felony or other crime involving moral turpitude; or (iii) your engagement in any malfeasance or fraud or dishonesty of a substantial nature in connection with your position with the Company or other willful act that materially damages the reputation of the Company; provided, however, no such act, omission or event shall be treated as "Cause" under this Agreement unless you have been provided a detailed, written statement of the basis for the Company's belief that such act, omission or event constitutes "Cause" and have had at least a thirty
         (30) day period to take corrective action. For purposes of this Section, no act or failure to act will be considered "willful" unless it is done, or omitted to be done, in bad faith and without reasonable belief that the action was in the best interest of the Company.

         For purposes of this Letter Agreement, "Good Reason" means (i) the Company reduces your Base Salary or your Target Bonus without your express written consent; (ii) the Company reduces the scope of your duties, responsibilities or authority without your express written consent; (iii) the Company requires you to report to anyone other the Chief Executive Officer; (iv) the Company requires you to be principally based more than 35 miles from the Company's offices in New York or Bermuda; (v) the Company breaches any other material provision of this Letter Agreement; (vi) the resignation by you for any reason during the 30-day period commencing eighteen months from the Effective Date if an IPO has not occurred; (vii) SPR fails to assign this Letter Agreement to Platinum prior to or promptly upon the IPO or (viii) the Company elects not to extend the term of this Agreement; provided, however, that if you voluntarily consent to any reduction or change described above in lieu of exercising your right to resign for Good Reason and deliver such consent to the Company in writing, then such reduction, transfer or change shall not constitute "Good Reason" hereunder, but you shall have the right to

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         resign for Good Reason under this Agreement as a result of any subsequent reduction described above.

7.   COVENANTS.

     In exchange for the remuneration outlined above, in addition to providing service to the Company as set forth in this Letter Agreement, you agree to the following covenants:

     (a) CONFIDENTIALITY. During the period of your employment and for a period of three years following any termination of your employment, you will keep confidential any trade secrets and confidential or proprietary information of SPC, SPR and Platinum which are now known to you or which hereafter may become known to you as a result of your employment or association with SPC, SPR and Platinum and will not at any time directly or indirectly disclose any such information to any person, firm or corporation, or use the same in any way other than in connection with the business of SPC, SPR and Platinum during, and at all times after, the termination of your employment. For purposes of this Letter Agreement, "trade secrets and confidential or proprietary information" means information unique to SPC, SPR and Platinum which has a significant business purpose and is not known or generally available from sources outside SPC, SPR and Platinum or typical of industry practice, but shall not include any of the foregoing (i) that becomes a matter of public record or is published in a newspaper, magazine or other periodical available to the general public, other than as a result of any act or omission of you or (ii) that is required to be disclosed by any law, regulation or order of any court or regulatory commission, department or agency, provided that you give prompt notice of such requirement to SPC, SPR and Platinum, as appropriate, to enable SPC, SPR and Platinum, as appropriate, to seek an appropriate protective order or confidential treatment.

     (b) NON-SOLICITATION. You further covenant that during the term of your employment and during the fifteen month period following termination of your employment for any reason, you will not, directly or indirectly, hire, or cause to be hired by an employer with whom you may ultimately become associated, any senior executive of SPC, SPR or Platinum at the time of termination of your employment with the Company (defined for such purposes to include executives that report directly to you or that report directly to such executives that report directly to you).

8. REPRESENTATIONS. By signing this Letter Agreement where indicated below, you represent that you are not subject to any employment agreement or non-competition agreement that could subject the Company to any future liability or

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     obligation to any third party as a result of the execution of this Letter
     Agreement and your appointment to the positions with the Company described above.

9.   MISCELLANEOUS PROVISIONS.

     (a) This Letter Agreement may not be amended or terminated without the prior written consent of you and the Company.

     (b) This Letter Agreement may be executed in any number of counterparts which together will constitute but one agreement.

     (c) This Letter Agreement will be binding on and inure to the benefit of our respective successors and, in your case, your heirs and other legal representatives. Other than as provided herein, the rights and obligations described in this Letter Agreement may not be assigned by either party without the prior written consent of the other party.

     (d) All disputes arising under or related to this Letter Agreement will be settled by arbitration under the Commercial Arbitration Rules of the American Arbitration Association then in effect as the sole and exclusive remedy of either party. Such arbitration shall be held in New York City. Any judgment on the award rendered by such arbitration may be entered in any court having jurisdiction over such matters. Each party's costs and expenses of such arbitration, including reasonable attorney fees and expenses, shall be borne by such party, unless you are the prevailing party in the award entered in such arbitration, in which case, all such costs and expenses shall be borne by the Company.

     (e) All notices under this Letter Agreement will be in writing and will be deemed effective when delivered in person, or five (5) days after deposit thereof in the mails, postage prepaid, for delivery as registered or certified mail, addressed to the respective party at the address set forth below or to such other address as may hereafter be designated by like notice. Unless otherwise notified as set forth above, notice will be sent to each party as follows:

         YOU, TO:

         The address maintained in the Company's records

         SPC OR SPR. TO:

         The address of SPC's principal place of business
         Attention: General Counsel

         PLATINUM, TO:

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         The address of Platinum's principal place of business
         Attention: Chief Executive Officer

     In lieu of personal notice or notice by deposit in the mail, a party may give notice by confirmed telegram, telex or fax, which will be effective upon receipt.

     (f) This Letter Agreement will be governed by and construed and enforced in accordance with the laws of the State of New York without reference to rules relating to conflict of laws.

     (g) This Letter Agreement supercedes any inconsistent provisions of any plan or arrangement that would otherwise be applicable to you to the extent such provisions would limit any rights granted to you hereunder or expand any restrictions imposed on you hereby.

     This Letter Agreement is intended to be a binding obligation upon the Company and yourself. If this Letter Agreement correctly reflects your understanding, please sign and return one copy to me for the Company's records.

                                            ST. PAUL RE, INC.


                                            By: /s/ Jerome T. Fadden
                                                --------------------
                                            Name: Jerome T. Fadden
                                            Title: Chief Executive Officer


The above Letter Agreement correctly reflects our understanding, and I hereby confirm my agreement to the same.



/s/ Michael E. Lombardozzi
--------------------------
Michael E. Lombardozzi

Dated as of July 9, 2002
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